EXHIBIT 10(j)

Name of Grantee:
Grant Date:
Number of Shares:
Social Security Number:
Performance Period:
Vesting Date:

WAL-MART STORES, INC.

STOCK INCENTIVE PLAN OF 2005

PERFORMANCE SHARE AWARD

NOTIFICATION OF AWARD AND TERMS AND CONDITIONS OF AWARD

This Performance Share Award Agreement (the “Agreement”) contains the terms and conditions of the Performance Share Award granted to you by Wal-Mart Stores, Inc. (“Walmart”), a Delaware corporation, under the Wal-Mart Stores, Inc. Stock Incentive Plan of 2005.

1. Grant of Performance Share Award. Walmart has granted to you, effective on the Grant Date (shown above), the right to receive the Fair Market Value of the number of Shares shown above (or such greater or smaller number of Shares as determined in accordance with Paragraph 6) as of the Vesting Date (as defined below). Such Fair Market Value shall be paid as soon as administratively feasible after the later of the Vesting Date or the Committee’s determination of whether, and the extent to which, the performance goals described in Paragraph 6 have been satisfied. The form of payment shall be Shares.

2. Stock Incentive Plan Governs. The award and this Agreement are subject to the terms and conditions of the Wal-Mart Stores, Inc. Stock Incentive Plan of 2005, as amended from time to time (the “Plan”). The Plan is incorporated in this Agreement by reference and all capitalized terms used in this Agreement have the meaning set forth in the Plan, unless this Agreement specifies a different meaning. By signing this Notification, you accept this award, acknowledge receipt of a copy of the Plan and the prospectus covering the Plan and acknowledge that the award is subject to all the terms and provisions of the Plan and this Agreement. You further agree to accept as binding, conclusive and final all decisions and interpretations by the Committee of the Plan upon any questions arising under the Plan, including whether, and the extent to which, the performance goals described in Paragraph 6 have been satisfied.

3. Subject to Shareholder Approval. To the extent you are a “covered employee” within the meaning of Code Section 162(m), the award and this Agreement are subject to, and conditioned upon, shareholder approval of the material terms of the performance goals stated in Paragraph 6 below.

4. Payment. You are not required to pay for this Performance Share Award.

5. Stockholder Rights. Until your Performance Share Award vests and, if applicable, Shares have been delivered to you:

A. You do not have the right to vote your Performance Share Award; and

B. You will not receive, or be entitled to receive, cash or non-cash dividends on your Performance Share Award.

6. Vesting of Performance Share Award.

A. Vesting. On the Vesting Date set forth above, you shall become vested in a number of Shares determined by multiplying the total number of Shares subject to your Performance Share Award (as shown above) by a percentage based on performance goals established by the Committee for the Performance Period, provided you have not incurred a Forfeiture Condition described below. You will, by separate writing incorporated into this notice, be notified of the applicable percentages and performance goals for the Performance Period.

B. Forfeiture Conditions. Subject to Paragraph 6C below, your Performance Share Award that would otherwise vest in whole or in part on the Vesting Date will not vest and shall be immediately forfeited if, prior to the Vesting Date:

1. your Continuous Status as an Associate terminates for any reason (other than your death or Disability, to the extent provided in Paragraph 6C below); or

2. you (a) have become or (b) are discussing or negotiating the possibility of becoming, or (c) are considering an offer to become, or have accepted an offer or entered into an agreement to become an employee, officer, director, partner, manager, consultant to, or agent of, or otherwise becoming affiliated with, any entity competing or seeking to compete with Walmart or an Affiliate; or

3. you are subject to an administrative suspension, unless you are reinstated as an Associate in good standing at the end of the administrative suspension period, in which case your Performance Share Award would vest (as provided in Paragraph 6A) as of the date of such reinstatement; or

4. you have not executed and delivered to the Company a Non-Disclosure and Restricted Use Agreement, in a form to be provided to you by the Company.

C. Accelerated Vesting; Vesting Notwithstanding Termination. Your Performance Share Award will vest earlier than described in Paragraph 6A under the following circumstances:

1. If your Continuous Status as an Associate is terminated by your Disability, you will become vested in a number of Shares equal to the number of Shares that would have become vested under Paragraph 6A had your Continuous Status as an Associate continued through the Vesting Date described in Paragraph 6A, prorated based upon the number of full calendar months during the Performance Period (as shown above) in which you had Continuous Status as an Associate. “Disability” for this purpose means you have a physical or mental condition resulting from bodily injury, disease or mental disorder that constitutes total disability under the Federal Social Security Act and for which you have actually been approved for Social Security disability benefits.

2. If your Continuous Status as an Associate is terminated by your death on or after ten years of service, you will become vested in a number of Shares equal to the number of Shares that would have become vested under Paragraph 6A had your Continuous Status as an Associate continued through the Vesting Date described in Paragraph 6A. If your Continuous Status as an Associate is terminated by your death before you have completed ten years of service, you will become vested in a number of Shares equal to the number of Shares that would have become vested under Paragraph 6A had your Continuous Status as an Associate continued through the Vesting Date described in Paragraph 6A, prorated based upon the number of full calendar months during the Performance Period (as shown above) in which you had Continuous Status as an Associate.

In the event of accelerated vesting under this Paragraph 6C, the Fair Market Value of vested Shares, as determined above, shall be paid as soon as administratively feasible after the later of the Vesting Date or the Committee’s determination of whether, and the extent to which, the performance goals described in Paragraph 6 have been satisfied. Payment shall be made in the form of Shares.

7. Taxes and Tax Withholding.

A. You will have taxable income in the amount of the Fair Market Value of any Shares paid to you under this Agreement.

B. You must remit, on or prior to the due date thereof, the minimum amount necessary to satisfy all of the federal, state and local withholding (including FICA) tax requirements imposed on Walmart (or the Affiliate that employs you) relating to this Agreement. The Committee may require you to satisfy these minimum withholding tax obligations by any (or a combination) of the following means: (i) a cash payment; (ii) withholding from compensation otherwise payable to you; (iii) authorizing Walmart to withhold from the Shares otherwise deliverable to you under this Agreement as a result of the vesting of the Performance Share Award, if any, a number of Shares having a Fair Market Value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation; or (iv) authorizing Walmart to withhold from cash otherwise deliverable to you under this Agreement as a result of the vesting of the Performance Share Award, if any, any amount less than or equal to the amount of the withholding obligation.

8. Performance Share Award Not Transferable. Neither a Performance Share Award, nor your interest in a Performance Share Award, may be sold, conveyed, assigned, transferred, pledged or otherwise disposed of or encumbered at any time. Any attempted action in violation of this paragraph shall be null, void, and without effect.

9. Other Provisions.

A. The value of the Performance Share Award will not be taken into account in computing the amount of your salary or other compensation for purposes of determining any pension, retirement, death or other benefit under any employee benefit plan of Walmart or any Affiliate, except to the extent such plan or another agreement between you and Walmart specifically provides otherwise.

B. Determinations regarding this Agreement (including, but not limited to, whether, and the extent to which, the performance goals described in Paragraph 6 have been satisfied, and whether an event has occurred resulting in the forfeiture of or vesting of a Performance Share Award) shall be made by the Committee in accordance with this Agreement, and all determinations of the Committee shall be final and conclusive and binding on all persons.

C. Neither this Agreement nor the Plan creates any contract of employment, and nothing in this Agreement or the Plan shall interfere with or limit in any way the right of Walmart or an Affiliate to terminate your employment or service at any time, nor confer upon you the right to continue in the employ of Walmart and/or Affiliate. Nothing in this Agreement or the Plan creates any fiduciary or other duty to you owed by Walmart, any Affiliate, or any member of the Committee except as expressly stated in this Agreement or the Plan.

D. Walmart reserves the right to amend the Plan at any time. The Committee reserves the right to amend this Agreement at any time.

E. By accepting this award Agreement, you agree to provide any information reasonably requested from time to time.

F. You acknowledge that you are not relying, and will not rely, on Walmart for any tax advice.

G. This Agreement shall be construed under the laws of the State of Delaware.

Grantee:

I acknowledge having received, read and understood the Plan and this Agreement. I accept the terms and conditions of my Performance Share Award as set forth in this Agreement, subject to the terms and conditions of the Plan

By:

Name (please print):

Agreed to and accepted this      day of                     , 200    .

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